[GIDDINGS & LEWIS, INC. LETTERHEAD]



                                December 3, 1996




   Personal & Confidential

   Mr. Richard C. Kleinfeldt
   66 Pheasant Drive
   Fond du Lac, WI  54936

   Dear Dick:

             This letter agreement confirms our mutual understanding regarding your retirement from employment with Giddings & Lewis, Inc. (the "Company"). In return for your compliance with all of the terms of this agreement, the Company will provide the following additional consideration and benefits:

             1. Retirement. (a) Upon execution of this agreement by you on or before December 14, 1996, you shall advise the Company in writing (substantially in the form of Exhibit A to this agreement) that you are retiring from the Company effective as of a specific date not later than April 1, 1997 (your "Retirement Date") and that you are resigning as an executive officer and director of the Company effective immediately. You also agree to provide additional resignations from such other positions as the Company deems necessary, including positions as officer or director of any affiliated company or as member of any committee or administrative body relating to the Company and its businesses. During the period from your execution of this agreement to your Retirement Date no changes will be made in your current base salary, benefit plans, or fringe benefits as a result of your resignation as an executive officer of the Company. Upon execution of this agreement and receipt by the Company of your notice of retirement and the related resignations, the Company will issue a press release, in a form acceptable to you, announcing your retirement effective as of your Retirement Date.

             (b) Provided that you sign this agreement and do not execute your revocation rights, you will be a consulting employee of the Company during the period beginning on your Retirement Date and ending on the first to occur of March 31, 1999, or the last day of the month in which your death occurs (the "Consulting Employment Period") during which time the covenants and obligations set forth in this agreement continue to be satisfied in full.

             2. Executive Compensation Programs. (a) Any stock options and/or restricted stock awards previously issued to you shall remain in effect during your employment with the Company, including any Consulting Employment Period, according to their terms. To the extent applicable in connection with your transactions in the Company's securities, you agree to make all necessary filings and execute all appropriate documents in order to comply with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

             (b) Your coverage under the Company's Supplemental Executive Retirement Plan and its Deferred Compensation Plan will also continue during your employment with the Company, including any Consulting Employment Period.

             (c) Your Key Executive Employment and Severance Agreement shall cease to be effective as of December 3, 1996. You will not be eligible to participate in any management incentive or other incentive compensation plan after December 31, 1996.

             (d) Except as provided in Paragraph 2(c) your status as a "consulting employee" shall not limit, waive or adversely affect any rights regarding any Company benefit plans which you would have had had you not tendered you resignation pursuant to Paragraph 1(a) and continued to remain a regular employee through the Consulting Employment Period. Except as provided in Paragraph 2(c), your "Retirement Date" will not control or be derminative respecting your rights under any such plans and your rights under such plans shall credit you with service provided the Company during the Consulting Employment Period, regardless of the hours which you work during the Consulting Employment Period.

             (e) On or immediately following April 1, 1997, the Company will transfer to you title of the Company automobile which you have been using. You will be responsible for sales tax and any income taxes due from you as the result of the transfer. Thereafter during the Consulting Employment Period you will be eligible for the Company's monthly automobile allowance upon submission of appropriate mileage and expense reports as required by applicable rules and procedures.

             3. Duties During Consulting Employment Period. During the Consulting Employment Period, your employment duties will be as determined from time to time by the Chief Executive Officer of the Company. Such duties shall be consistent with your present skills and training and with your stature in the Company as a long-service, senior management employee of the Company. Your assigned duties will be in the nature of consulting employee services and will not require you to maintain regular office hours at Company offices and should not conflict with other entrepreneurial activities of interest to you which are not in violation of this agreement. In order to assure you substantial control over your schedule during the Consulting Employment Period you will not be obligated to perform any services requested by the Company on less than thirty (30) days advance written notice.

             4. Consideration. (a) During the Consulting Employment Period the Company will pay you a monthly salary equal to your current base salary, payable in the same manner as compensation is provided to other salaried employees at the Company's Fond du Lac, Wisconsin, location. In addition, during the Consulting Employment Period, you will continue to participate in the employee benefit plans and fringe benefits for the Company's salaried employees located in Fond du Lac Wisconsin, on the same basis as such other salaried employees. In addition, the Company will continue to pay dues on your behalf to the South Hills Golf and Country Club through March 31, 1999. You may, at that time and to the extent permitted by applicable rules of the country club, elect to continue membership thereafter at your own expense without reimbursing the Company for membership fees previously paid by the Company. You shall retain ownership of stock in the South Hills Golf and Country Club and are under no obligation to assign such shares to the Company.

             (b) The Consulting Employment Period, including the compensation and benefits provided during such period, is mutually agreed by us to be additional consideration to you from the Company for your granting to the Company the covenants and releases set forth in paragraphs 5, 6, and 7, below.

             5. Noncompetition. (a) In consideration for the payments and benefits to be provided to you under paragraph 4, you agree that during the period from December 3, 1996, to the conclusion of any Consulting Employment Period (the "Restricted Period"), regardless of whether you have forfeited rights under this agreement due to breach of its terms, you will not be employed directly or indirectly by, be a sole proprietor or partner of, or act as a consultant to, any person or entity which is or is about to be engaged in any business in North America or Europe which is substantially similar to or will in any material respect compete with any portion of the business of the Company and its subsidiaries as currently conducted, in any capacity where confidential information concerning the Company which was acquired by you during your employment with the Company would reasonably be considered to be useful.

             (b) You further agree that during the Restricted Period, you will not join in or participate with any action that would require any person to file a Schedule 13d (or any successor schedule thereto) under the Securities Exchange Act of 1934, as amended, with respect to the Company; you will not make, or participate with any other person who makes, any proposal for a business combination involving the Company or the acquisition of the Company, and you will not be a proponent in any solicitation of proxies with respect to a meeting of shareholders of the Company.

             (c) You further agree to reasonably cooperate with the Company, its financial and legal advisors and/or government officials, in any claims, investigations, administrative proceedings including without limitation environmental proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by the Company during the Restricted Period and for 2 years thereafter. You will be paid a reasonable daily fee, determined by the Company, for each day after the Consulting Employment Period on which such service is performed at the request of the Company and, to the extent you incur travel or other expenses with respect to such activities, the Company will reimburse you for such reasonable expenses when submitted according to regular corporate procedures.

             (d) You agree that the Company will suffer irreparable damage in the event the provisions of this paragraph 5 are breached and your acceptance of the provisions of this paragraph 5 was a material factor in your decision to enter into this agreement. You further agree that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. In addition to such equitable relief, and not in limitation of any other rights or remedies the Company may have, if you breach the provisions of this paragraph 5 during the Restricted Period the Company shall have the remedies set forth in paragraph 8 hereof.

             6. Nonsolicitation; Confidentiality. (a) You agree that during the Restricted Period, regardless of whether you have forfeited rights under this agreement due to breach of its terms, you shall not, except as provided herein, directly or indirectly solicit for employment or advise or recommend to any other person that he or she solicit for employment any person employed at that time by the Company, its subsidiaries or affiliates. You further agree at all times, whether during the Restricted Period and for 2 years thereafter, not to exploit, use, sell, publish, disclose, communicate or divulge to any person any trade secrets or confidential information, knowledge or data regarding the Company, its subsidiaries or affiliates or any of their respective directors, advisors, officers, employees or agents for so long as such trade secrets or confidential information, knowledge, or data have not become generally known to the public or the Company's competitors without your fault or participation. You agree that the Company will suffer irreparable damage in the event the provisions of this paragraph 6 are breached and that your acceptance of the provisions of this paragraph 6 was a material factor in your decision to enter into this agreement. You further agree that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. In addition to such equitable relief, and not in limitation of any other rights or remedies the Company may have, if you breach the provisions of this paragraph 6 during the Restricted Period the Company shall have the remedies set forth in paragraph 8 hereof. The provisions of this paragraph 6 shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement you will give the Company reasonable notice and, to the extent you are legally entitled to do so, afford the Company the ability to seek a confidentiality order. Nothing herein modifies or reduces your obligation to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

             (b) You represent and warrant that you will, on or before your Retirement Date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in your possession or control and which are the property of the Company or which relate to the business activities, facilities, or customers of the Company, its subsidiaries, or its affiliates, including any records, documents or property created by you.

             7. Release and Covenants. (a) In consideration of the benefits and payments provided and to be provided by the Company, you, on behalf of yourself, your spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever including, but not limited to, those arising out of the changes in the terms and conditions of your relationship with the Company described in this agreement and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Wisconsin Fair Employment Act, as amended), contract or tort laws, equity or public policy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. You further covenant that you will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, nor will you participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law.

             (b) Notwithstanding the foregoing, this agreement does not waive rights, if any, you or your successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to you or to your successors and assigns on claims arising out of, related to or asserted under or pursuant to, this agreement, any insurance contract, or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise in the future in connection with your employment with the Company. The Company also agrees to provide such indemnification and insurance coverage to you for services rendered during the Consulting Employment Period as is customarily provided to active executive employees of the Company. Notwithstanding the foregoing, this agreement does not waive any rights under the Wisconsin Workers' Compensation Act or for any claim arising after the execution of this agreement.

             (c) You hereby acknowledge that you have at least 21 days to review this agreement from the date you first receive it and you have been advised to review it with an attorney of your choice. You further understand that the 21 day review period ends when you sign this agreement. You also have 7 days after your signing of this agreement to revoke by so notifying the Company in writing. Any revocation by you under this paragraph 7(c), however, does not revoke the resignations provided under paragraph 1(a), and your retirement with the Company shall remain in effect as set forth herein. You further acknowledge that you have carefully read this agreement, know and understand the contents thereof and its binding legal effect. You sign the same of your own free will and act, and it is your intention that you be legally bound thereby.

             (d) You agree to keep this agreement confidential and not to reveal its contents to anyone other than your attorney, financial consultant, and immediate family members. The provisions of this paragraph 7(d) shall not apply to any truthful statement required to be made by you in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement you will give the Company reasonable notice and, to the extent you are legally entitled to do so, afford the Company the ability to seek a confidentiality order.

             (e) The Company hereby releases you from any liability to the Company arising out of your employment with the Company through the date of this agreement except to the extent of the obligations set forth in this agreement.

             8. Noncompliance. The additional payments and benefits provided to you pursuant to paragraph 4 are conditioned upon your compliance with all of the terms and conditions of this agreement, particularly paragraphs 5, 6 and 7. Each of the aforementioned provisions are material terms of this agreement, and (i) in the event of any violation of any such provision of this agreement by you or anyone acting at your direction or (ii) in the event you or anyone acting at your direction at any time shall substantially denigrate any of the Releasees, including without limitation by way of news media or the expression to news media of personal views, opinions or judgments, the Company shall be entitled to withhold and terminate all aforementioned payments and benefits provided or to be provided in paragraph 4, above, and you agree to repay to the Company all payments paid to you pursuant to such paragraph and/or the Company shall be entitled to recover any of the amounts paid to you pursuant to paragraph 4, without waiving the right to pursue any other available legal or equitable remedies. The Company agrees that neither it, nor its officers, directors, or employees, whether past, present or future, will substantially denigrate you in any manner, including, but not limited to, statements made to the news media or an expression of such entities' or individuals' views opinions or judgments.

             9. Tax Payments, Withholding and Reporting. You recognize that the payments and benefits provided under this agreement including without limitation those provided pursuant to paragraph 4 may result in taxable income to you which the Company and its affiliates will report to their appropriate taxing authorities. The Company and its affiliates shall have the right to deduct from any payment made under this agreement to you any federal, state, local or other income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided hereunder or to require payment from you which you agree to pay upon demand, for the purpose of satisfying any such withholding requirement.

             10. Severability. In the event any one or more of the provisions of this agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

             11. Other Agreements. (a) This agreement does not limit or restrict in any way your rights under the Company's employee benefit plans, including, but not limited to, the Retirement Plan, the Retirement Savings Plan and the Company's group medical plan. During the Consulting Employment Period, you will be provided with the same medical benefits provided to the Company's active executive employees. Thereafter, you and your spouse will be provided access to such medical coverage, provided you pay the full premium charges by the Company for such coverage, until you and your spouse have reached the age for Medicare eligibility as may then be provided by law.

             (b) Subject to paragraph 11(a), and the provisions of this Agreement, all the terms of our agreement are embodied in this agreement, which incorporates by reference the Company's Supplemental Executive Retirement Plan, Deferred Compensation Plan, and Stock Option and Restricted Stock Plans, and it fully supersedes any and all prior agreements or understandings between you and any Releasee. This agreement shall be governed by the substantive laws of the State of Wisconsin without regard to its conflict of laws provisions. The parties agree that any proceeding to resolve any dispute arising hereunder will be brought only in the courts of the State of Wisconsin or in the courts of the United States of America for the Eastern District of Wisconsin, and that each party irrevocably submits to such jurisdiction, and hereby waives any and all objections as to venue, inconvenient forum and the like. It is the intention of the parties hereto, however, that to the extent practicable, the parties will endeavor to settle any dispute arising hereunder first through the process of non-binding mediation to be conducted in Milwaukee, Wisconsin. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

             12. The Company represents that the Chairman and Chief Executive Officer has been authorized by the Company's Board of Directors to prepare and sign this Agreement.

             If you find that the foregoing satisfactorily states our mutual understanding, please sign and date the enclosed copy of this agreement in the spaces indicated below and return it to me.

                                 Sincerely yours,



                                 /s/ Joseph R. Coppola
                                 Joseph R. Coppola
                                 Chairman and Chief Executive Officer
                                 Giddings & Lewis, Inc.



   Agreed and Accepted this 3rd day of December, 1996.



                                 /s/ Richard C. Kleinfeldt
                                 Richard C. Kleinfeldt